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                       U.S. SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                     FORM 12B-25                SEC FILE No.
                                                                1-9502




                             NOTIFICATION OF LATE FILING        CUSIP    No.
                                                                852542 10 9

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
[X] Form 10-K and Form 10-KSB   [ ] Form 20-F   [ ]Form 11K   [ ] Form 10-Q and Form 10-QSB

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                                   [  ]  Form N-SAR

    For Period Ended: December 31, 1996

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
N/A

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PART I - REGISTRANT INFORMATION
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Full name of Registrant: STAGE II APPAREL CORP.
Former Name if Applicable: N/A
Address of Principal Executive Offices:  350 Fifth Avenue, New York, New York
10118
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PART II - RULES 12B-25 (B) AND (C)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
    (a) The reasons described in detail in Part III of this form could not be eliminated without unreasonable effort or expense [x];
    (b) The subject annual report on Form 10-K will be filed on or before the fifteenth calendar day following the prescribed due date [x]; and
    (c) The accountant's statement or other exhibit required by Rule 12b-25 has been attached if applicable. N/A

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PART III - NARRATIVE
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The subject annual report could not be filed within the prescribed period because additional time was required to complete components of the prescribed financial statements, primarily relating to operations of a foreign subsidiary.

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PART IV - OTHER INFORMATION
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(1)  Name and telephone number of person to contact in regard to this notification: Anthony Pisano-(212) 564-8565
(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve months been filed?
                                                           [x] yes    [ ] no
(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected in the earnings statements to be included in the subject annual report?
                                                           [ ] yes    [x] no


                                STAGE II APPAREL CORP.
                     (Name of Registrant as specified in charter) has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: March 27, 1997                             By: /S/ANTHONY M. PISANO
                                                    --------------------------
                                                    Anthony M. Pisano,
                                                    Chief Financial Officer